THIS SHARE PURCHASE AGREEMENT made the 2nd day of April 2003.


BETWEEN:

         Intercontinental Communications, Inc., a Nevada incorporated company with its Resident Agent office located at 202 S. Minnesota Street, Carson City, Nevada, USA 89703


                                  (the "Buyer")
AND:

         inCall Systems, Inc., a Nevada incorporated company with a business office located at Suite 610 - 1111 Melville Street, Vancouver, British Columbia, Canada V6E 3C9

                                 (the "Seller")
WHEREAS:

A. inCall Systems Pte Ltd of Singapore is indebted to the Seller for ongoing operating expenses of approximately $199,004 US Funds (the "Indebtedness").

B. The Seller has agreed to assign to the Buyer the Indebtedness as partial consideration for the within transaction.

C. The Seller is the legal and beneficial owner of 2 (two) common shares without par value in the capital of inCall Systems Pte Ltd, such shares being all of the issued and outstanding shares in the capital of the company inCall Systems Pte Ltd.

D. The Seller has agreed to sell to the Buyer and the Buyer has agreed to buy from the Seller all of the Seller's respective legal and beneficial interest in the shares in the capital of inCall Systems Pte Ltd on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and mutual agreements and covenants herein contained (the receipt and adequacy of such considerations hereby mutually admitted by each party), the parties hereby covenant and agree as follows:

SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS
--------------------------------------------------

The Seller represents and warrants to the Buyer as representations and warranties which are true and correct as of the date hereof that:

1.1 The Seller is a company incorporated under the laws of the State of Nevada, is a reporting company, is valid and subsisting, is in good standing, and has the necessary powers to carry on the business carried on by it.

1.2 The Seller wholly owns inCall Systems Pte Ltd, a private subsidiary of the Seller. inCall Systems Pte Ltd is not a reporting company, is valid and subsisting, is in good standing and has the necessary powers to carry on the business carried on by it.

1.3 inCall Systems Pte Ltd has only issued 2 (two) shares and those shares are validly issued and outstanding as fully paid and non-assessable. These shares represent all of the issued and outstanding shares in inCall Systems Pte Ltd. It is contemplated that upon completion of this transaction, the Buyer will be the sole shareholder of all inCall Systems Pte Ltd stock issued.

1.4 The Seller and inCall Systems Pte Ltd carry on business in Canada, the United States, Singapore and internationally and hold all permits, licenses and consent issued by any federal, provincial, state, regional or municipal government or agency thereof which are necessary or desirable in connection with the operations of the Seller and inCall Systems Pte Ltd and the ownership of their respective assets.

1.5 The Seller has due and sufficient right and authority to enter into this Agreement on the terms and conditions set out herein and to transfer legal and beneficial title and ownership of the shares to the Buyer.

1.6 No person, firm or corporation has any agreement or right capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued shares in the capital of inCall Systems Pte Ltd.

1.7 The Seller covenants that inCall Systems Pte Ltd will not create any options, warrants or rights for any person to subscribe for any unissued shares in the capital stock of inCall Systems Pte Ltd.

1.8 The Directors and Officers of the Seller as at the date of this Agreement are:

         Name                                Position
         ----                                --------

         Marc Crimeni                   President, CEO, Board Chairman, Director
         Robert Harris                  Secretary/Treasurer, Director

1.9 The Directors and Officers of inCall Systems Pte Ltd as at the date of this Agreement are:

         Name                               Position
         ----                               --------

         Marc Crimeni                   Director
         Ranjeet Sundher                Director
         Chin Tiong Seah                Managing Director

1.10 The unaudited balance sheet of inCall Systems Pte Ltd as of September 30, 2002 which is attached hereto as Schedule "A" is true and correct in every material respect and presents fairly the financial position of inCall Systems Pte Ltd as of December 31, 2002 and the results of its operations for the period then ended. The statements have been prepared by management in accordance with generally accepted accounting principles and there have been no material adverse changes in the financial position or condition of the Seller or its wholly owned subsidiary, inCall Systems Pte Ltd, or loss materially affecting the business or assets of the Seller or inCall Systems Pte Ltd.

1.11 There are no extraordinary liabilities, contingent or otherwise, of inCall Systems Pte Ltd other than those set out in Schedule "B". The Seller or inCall Systems Pte Ltd has not guaranteed or agreed to guarantee, any debt, liability or other obligations of any person, firm or organization other than disclosed in this Agreement.

1.12 No dividends or other distribution of any shares in the capital of inCall Systems Pte Ltd have been made, declared or authorized.

1.13 No payments of any kind have been made or authorized since December 31, 2002 to or on behalf of the Buyer or to or on behalf of officers, directors, and shareholders of the Seller or inCall Systems Pte Ltd except in the normal course of operations to regular employees or to employees under management agreements with the Seller.

1.14 The Memorandum and Articles of the Seller have not been altered since incorporation of the Seller.

1.15 The Memorandum and Articles of inCall Systems Pte Ltd have not been altered since incorporation of inCall Systems Pte Ltd.

1.16 All contracts, accounts receivable, Internet domain names, and other material operational documentation relating to inCall Systems Pte Ltd that are in the name of the Seller shall be assigned or transferred to Buyer pursuant to Schedule "C" attached accompanied with the assets of inCall Systems Pte Ltd pursuant to Schedule "G" attached.

1.17 As at the date of this agreement the Seller is aware of no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Seller or inCall Systems Pte Ltd threatened against or affected by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency or any other entity, other than a writ of distress served on inCall Systems Pte Ltd in December 2002 by the landlord for back rent.

1.18 The Seller is a resident of Nevada for matters relating to jurisdiction of taxation.

1.19 As at the date of this Agreement, the Seller and inCall Systems Pte Ltd are not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them.

1.20 As at the date of this Agreement, neither the Seller nor any of its officers, directors or shareholders is now indebted or under obligation to the inCall Systems Pte Ltd on any account whatsoever.

1.21 All material transactions of the Seller and inCall Systems Pte Ltd have been promptly and properly recorded or filed in or with its respective books and records.

1.22 The performance of this agreement will not be in violation of the Memorandum or Articles of the Seller or of the Memorandum or Articles of inCall Systems Pte Ltd or agreement to which the Seller or inCall Systems Pte Ltd are a party and will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by the Seller or inCall Systems Pte Ltd and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of the Seller or inCall Systems Pte Ltd.

1.23 The business of the inCall Systems Pte Ltd now and until the Closing Date will be conducted and maintained in the manner which is normal to that business.

1.24 The representations, warranties, covenants and agreements of the Seller in this agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transaction contemplated hereby shall be true at and as of the time of closing as though such representations and warranties were made at and as of such time. Notwithstanding any investigations or enquiries made by the Buyer prior to the closing or the waiver of any condition by the Buyer, the representations, warranties, covenants and agreements of the Seller shall survive the Closing Date and notwithstanding the closing of the purchase and sale herein provided for, shall continue in full force and effect.

1.25 For the purposes of this Agreement, Intellectual Property Rights means any and all proprietary rights used or owned by inCall Systems Pte Ltd, whether registered or not provided under (i) patent law, (ii) copyright law, (iii) trademark and trade name law, (iv) design patent, distinguishing guises or industrial design law, (v) semi-conductor chip or mask work law, or (vii) any other statutory provision or common law principle which may provide a right in either (a) ideas, formulae, algorithms, concepts, inventions or know how generally, including trade secret law, or (b) the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how; or goodwill and
(c) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing.

1.26 inCall Systems Pte Ltd has a royalty free license to use the technology of Vocalscape Networks, Inc. (Nevada). The license or rights to all such technology are fully paid and non-assessable now or in the future as per the Vocalscape Networks, Inc. and inCall Systems Pte Ltd license agreement attached as Schedule "D".

1.27 The Seller is not aware of any third party uses of the trademarks and has not used any other trademarks, common law or otherwise, with respect to the Intellectual Property Rights.

1.28 If the Intellectual Property Rights are based in any way on prior works or inventions, the Seller has the legal right to use such prior works and inventions and has verbally disclosed such rights to the Buyer.

1.29 The Seller represents and warrants the operations of inCall Systems Pte Ltd have been cash flow positive for the past 6 (six) months excluding any accrued liabilities. Additionally, inCall Systems Pte Ltd foresees, other than expansion plans, no reason why operations would not remain cash flow positive after the acquisition contemplated herein.

1.30 The Seller will change its corporate name from inCall Systems, Inc. to another corporate name within 60 (sixty) days of closing.

BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS
-------------------------------------------------

The Buyer represents and warrants to the Seller as representations and warranties which are true and correct as of the date hereof that:

2.1 The Buyer is a non-reporting company duly incorporated under the laws of Nevada, validly existing, and is in good standing to carry on business in the State of Nevada.

2.2 There is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Buyer threatened against or affecting the Buyer at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency.

2.3 The Buyer agrees to recognize outstanding accounts payable of inCall Systems Pte Ltd as listed at March 17, 2003 and attached hereto as Schedule "B".

2.4 The representations, warranties, covenants and agreements by the Buyer in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transaction contemplated hereby shall be true at and as of the time of closing as though such representations and warranties were made at and as of such time. Notwithstanding any investigations or enquiries made by the Seller prior to closing or the waiver of any condition by the Seller, the representations, warranties, covenants and agreements of the Buyer shall survive the Closing Date and notwithstanding the closing of the purchase and sale herein provided for, shall continue in full force and effect.

PURCHASE AND SALE
-----------------

Pursuant to the terms of this Agreement, the Buyer agrees to buy from the Seller on the terms set out herein, 2 (two) shares of inCall Systems Pte Ltd.

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

3.0 Buyer shall pay total consideration of $800,000 USD (eight hundred thousand dollars) for the Seller's business operations and assets in Singapore. The Seller agrees to exchange any promissory note from the Buyer for equity in a publicly listed company.

3.1 The Buyer will pay $12,000 USD (twelve thousand dollars) to the Seller and will provide the Seller with a promissory note for $788,000 USD (seven hundred and eighty-eight thousand dollars).

3.2 The Buyer shall forward payments as set forth by the schedule in Schedule "E", totaling $50,334.45 USD (fifty thousand, three hundred and thirty-four dollars and forty-five cents).

3.3 The Buyer will within 60 (sixty) days of closing have its common stock trading on a recognized public stock exchange in the United States.

3.4 The Buyer will continue to employ Chin Tiong Seah as the Managing Director of inCall Systems Pte Ltd for a period of no less than 24 (twenty-four) months at his current salary of $5,000 USD (five thousand dollars) per month.

3.5  The  Buyer  will   provide  Chin  Tiong  Seah  with  a  stock  option  plan
complementary to his senior management position and approved by the Board of the Buyer.

3.6 The Buyer will provide the Seller with audited financials of inCall Systems Pte Ltd within 20 (twenty) days of closing.

3.7 The Buyer will enter into a consulting  agreement  with the Seller within 10
(ten) days of closing for a period of 24 (twenty-four) months at a rate to be mutually acceptable to both Buyer and Seller.

3.8 The Buyer will assume the accounts payable of inCall Systems Pte Ltd in the amount of $82,942.66 Singapore dollars (eighty-two thousand, nine hundred and forty-two dollars and sixty-six cents) as set forth in Schedule "B" attached.

3.9 The Buyer will assume the liability of accrued staff salary in the amount of $49,243.48 Singapore dollars (forty-nine thousand, two hundred and forty-three dollars and forty-eight cents) and CPF contributions (Singapore government wage deductions) of $6,270.00 Singapore dollars (six thousand, two hundred and seventy dollars) as set forth in Schedule "B" attached.

3.10 The Buyer shall recognize certain liabilities of inCall Systems Pte Ltd as part of the share purchase including the estimated liability of Foo Kon Tan & Grant Thornton, auditors of inCall Systems Pte Ltd, who have estimated the auditing fees to be an additional $11,000.00 Singapore dollars (eleven thousand dollars) over and above the $12,161.32 Singapore dollars (twelve thousand, one hundred and sixty-one dollars and thirty-two cents) they are currently owed as set forth in the attached accounts payable in Schedule "B".

CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE BUYER OF ITS OBLIGATIONS UNDER THIS AGREEMENT
--------------------------------------------------------------------------------

4.1 The Buyer's obligations to carry out the terms of this Agreement and to complete the purchase referred to in paragraph 3 hereof are subject to the following conditions:

    (a) That on the Closing Date the warranties and representations of the Seller set forth in paragraph 1 shall be true in every particular as if such warranties and representations had been made by the Seller on the Closing Date;

    (b) That all agreements to be performed by the Seller hereunder shall have been fully performed and satisfied;

    (c) Closing Documentation - the Buyer shall have received from the Seller and, where applicable, the following closing documentation:

        (i) Two (2) share certificates representing the shares issued in the name of the respective Seller duly endorsed for transfer to the Buyer;

        (ii) A certified copy of resolutions of the Directors of the Seller authorizing the transfer of the shares, the registration of the shares in the name of the Buyer and the issuance of share certificates representing the shares registered in the name of the Buyer; attached hereto as Schedule "F".

        (iv) The corporate minute book and all other books of record of inCall Systems Pte Ltd and the corporate seal for inCall Systems Pte Ltd.

4.2 The conditions set forth in paragraph 4.1 are for the exclusive benefit of the Buyer and may be waived by the Buyer in whole or in part on or before the Closing Date, but save as so waived, the completion of the purchase and sale by the Buyer shall not prejudice or affect in any way the rights of the Buyer in respect of the warranties and representations of the Seller set forth in paragraph 1 which shall survive the closing and the payment of the purchase price.

CONDITIONS PRECEDENT TO THE PERFORMANCE OF THE SELLER OF ITS OBLIGATION UNDER THIS AGREEMENT
--------------------------------------------------------------------------------

5.1 The Seller's obligation to carry out the terms of this Agreement and to complete the purchase referred to in paragraph 3 hereof are subject to the following conditions:

    (a) That on the Closing Date the warranties and representations of the Buyer set forth in paragraph 2 shall be true in every particular as if such warranties and representations had been made by the Buyer on the Closing Date;

    (b) That all agreements to be performed by the Buyer hereunder shall have been fully performed and satisfied.

5.2 The conditions set forth in paragraph 5.1 are for the exclusive benefit of the Seller and may be waived by the Seller in whole or in part on or before the Closing Date, but save as so waived, the completion of the purchase and sale by the Seller shall not prejudice or affect in any way the rights of the Seller in respect of the warranties and representations of the Buyer set forth in paragraph 2 which shall survive the closing and the payment of the purchase price.

GENERAL PROVISIONS
------------------

6.1 Time shall be of the essence in this Agreement.

6.2 This Agreement contains the whole agreement between the Seller and the Buyer in respect of the purchase and sale contemplated hereby and there are no warranties, representations, terms and conditions or collateral agreements expressed, implied or statutory, other than as expressly set forth in this Agreement.

6.3 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

6.4 Any notice to be given under this Agreement shall be duly and properly given if made in writing and mailed by prepaid registered post in the United States or Canada and addressed to the addresses as set out on page 1of this Agreement and any such notice shall be deemed to be received 7 (seven) days after the day of mailing except in the case of postal disruption in which case it will be deemed to be received when delivered or sent via facsimile, or at such other address as the Buyer or the Seller may, from time to time, designate by notice to the other.

6.5 This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the parties hereto submit and are attorn to the jurisdiction of the Court of the State of Nevada.

6.6 All references to sums of money shall be deemed to refer to the legal tender of the United States of America unless otherwise specified herein.

6.7 This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such Agreement or facsimile so executed shall be deemed to be an original and such counterpart together shall constitute one and the same instrument.

6.8 If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

CLOSING DATE
------------

7.1 The Closing Date is the closing of the purchase and sale contemplated by this Agreement and will take place at the offices of inCall Systems, Inc. located at Suite 610 - 1111 Melville Street, Vancouver, British Columbia, Canada V6E 3C9


IN WITNESS WHEREOF the parties have hereunto set their hands and seals and have caused their corporate seals to be affixed in the presence of their duly authorized officers the day and year first above written.


The Corporate Seal of inCall Systems, Inc.
was hereunto affixed in the presence of:

/s/ Marc Crimeni                            )
-------------------------------             )  (C/S)
Marc Crimeni, CEO                           )
Authorized Signatory


The Corporate Seal of Intercontinental Communications, Inc.
was hereunto affixed in the presence of:

/s/ Dan Starczewski                         )
------------------------------              )  (C/S)
Dan Starczewski, President                  )
Authorized Signatory



















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